Exhibit 23.2
[INDEPENDENT MINING CONSULTANTS, INC. letterhead]

March 15, 2005

Pat Prejean
Assistant Controller - Financial Reporting
Freeport-McMoRan Copper & Gold, Inc.
1615 Poydras Street
New Orleans, LA 70112

Dear Mr. Prejean,

We hereby consent to the incorporation by reference of our reports included herein or incorporated by reference in this Form 10-K for the year ended December 31, 2004, into Freeport-McMoRan Copper & Gold Inc.'s previously filed Registration Statements on Form S-3 (Registration Nos. 333-31584, 333-104564 and 333-114430) and on Form S-8 (Registration Nos. 33-63267, 33-63269, 33-63271, 333-85803, 333-105535, and 333-115292) and on Form S-4 (Registration Nos. 333-104563 and 333-114217).

INDEPENDENT MINING CONSULTANTS, INC.

Date: March 15, 2005    By: /s/ John M. Marek
                Name:  John M. Marek
                Title:  President